Exhibit 99.1
Liberator Medical Reports Record Revenue for Its Third Fiscal Quarter Ended June 30, 2010
Net Revenues of $10.62 Million and Net Income of $798 Thousand for the Quarter Ended June 30, 2010
STUART, Fla., Aug. 16, 2010 (GLOBE NEWSWIRE) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announces the financial results for its fiscal third quarter ended June 30, 2010, including record net revenue of $10.62 million and net income of $798 thousand.
Fiscal Third Quarter 2010 Highlights
•	Net revenue for the third quarter ended June 30, 2010, was $10.62 million, an increase of 52.8% from $6.95 million for the quarter ended June 30, 2009.

•	Gross profit for the third quarter ended June 30, 2010, was $6.94 million, an increase of 56.2% from $4.44 million for the quarter ended June 30, 2009.

•	The Company’s operating expenses for the three months ended June 30, 2010, were $6.0 million, or 56.5% of revenue, compared to $3.37 million, or 48.5%, of revenue for the three months ended June 30, 2009.

•	Net income remained relatively flat at $798 thousand compared with $794 thousand for the quarter ended June 30, 2009.

•	The Company had $6.889 million in cash as of June 30, 2010.
Mark Libratore, the Company’s President and CEO, commented, “This is our 8th consecutive quarter of earnings and our 10th consecutive quarter of sales growth. Our additional staffing and infrastructure performed as expected. We still have ample excess capacity both in call-center and operational facilities. We believe that we are well positioned to continue to grow our sales and improve profitability over the long term.”
Revenues:
Sales for the three months ended June 30, 2010, increased by $3,669,000, or 52.8%, to $10,619,000, compared with sales of $6,950,000 for the three months ended June 30, 2009. The increase was due to a substantial direct response advertising campaign to obtain new mail order customers. Sales for the nine months ended June 30, 2010, increased by $11,309,000, or 62.4%, to $29,428,000, compared with sales of $18,119,000 for the nine months ended June 30, 2009, as a result of the direct response advertising campaign.
Gross Profit:
Gross profit for the three months ended June 30, 2010, increased by $2,498,000, or 56.2%, to $6,942,000, compared with gross profit of $4,444,000 for the three months ended June 30, 2009. Gross profit for the nine months ended June 30, 2010, increased by $7,422,000, or 63.5%, to $19,116,000, compared to $11,694,000 for the nine months ended June 30, 2009. The increase was attributed to increased sales volume for the three and nine months ended June 30, 2010, compared to the three and nine months ended June 30, 2009. As a percentage of sales, the increases in gross profit for the three and nine months ended June 30, 2010 are primarily attributed to product mix and, to a lesser extent, a reduction in freight costs compared to the three and nine months ended June 30, 2009.
Operating Expenses:
Operating expenses for the three months ended June 30, 2010, were $6,000,000, or 56.5% of sales, compared with $3,372,000, or 48.5% of sales for the three months ended June 30, 2009. Operating expenses for the nine months ended June 30, 2010, were $16,655,000, or 56.6% of sales, compared with $9,750,000, or 53.8% of sales, for the nine months ended June 30, 2009. The increases in operating expenses are primarily attributed to increased spending levels for additional employees, advertising costs, rent, depreciation and other administration costs to support our current and future sales growth.

Other Income (Expense):
Other income (expense) is predominantly interest expense associated with our convertible debt, shareholder loans, and credit line facility. Interest expense decreased by $117,000 to $150,000 for the three months ended June 30, 2010, compared with $267,000 for the three months ended June 30, 2009. For the nine months ended June 30, 2010, interest expense decreased by $191,000 to $621,000, compared with $812,000 for the nine months ended June 30, 2009. The decreases are primarily attributed to a reduction in outstanding convertible notes payable and the associated interest expense.
Liquidity and Capital Resources
The Company had cash of $6,889,000 at June 30, 2010, compared to cash of $3,798,000 at September 30, 2009, an increase of $3,091,000. The increase in cash for the nine months ended June 30, 2010, is primarily attributed to the sale of common stock to a single institutional investor in March 2010 for gross proceeds of $7 million and proceeds from the exercise of warrants, partially offset by direct response advertising costs, the build out of our new 24,000 square foot facility, payments on our outstanding shareholder loan, and an increase in the level of operating assets over operating liabilities, primarily accounts receivable.
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com
About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30,	Sept. 30,
	2010	2009
	(unaudited)
Assets

Current Assets:
Cash	$6,889	$3,798
Restricted cash	1,060	500
Accounts receivable, net of allowances of $3,622 and $2,327, respectively	6,511	3,850
Inventory, net of allowance for obsolete inventory of $227 and $110, respectively	2,037	902
Deferred advertising, current portion	4,595	2,016
Deferred taxes, current portion	413	—
Other current assets	662	483
Total Current Assets	22,167	11,549
Property and equipment, net of accumulated depreciation of $1,384 and $1,021, respectively	1,912	1,041
Deferred advertising, net of current portion	3,927	1,739
Deferred taxes, net of current portion	508	—
Intangible assets, net of accumulated amortization of $3 and $0, respectively	204	—
Other noncurrent assets	226	130

Total Assets	$28,944	$14,459

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$5,606	$2,089
Accrued liabilities	798	716
Stockholder loan	865	1,515
Convertible notes payable, net of unamortized discount of $26 and $292, respectively	2,493	3,893
Other current liabilities	136	140
Total Current Liabilities	9,898	8,353
Convertible notes payable, net of unamortized discount of $0 and $90, respectively	—	2,447
Deferred tax liability	965	—
Other noncurrent liabilities	176	235

Total Liabilities	11,039	11,035

Stockholders’ Equity:
Common stock, $.001 par value, 200,000 shares authorized; 44,636 and 32,462 shares issued, respectively; 44,547 and 32,377 shares outstanding at June 30, 2010 and September 30, 2009, respectively	45	32
Additional paid-in capital	24,274	11,705
Accumulated deficit	(6,364)	(8,272)
	17,955	3,465

Less: Treasury stock, at cost; 89 and 85 shares at June 30, 2010 and September 30, 2009, respectively	(50)	(41)
Total Stockholders’ Equity	17,905	3,424
Total Liabilities and Stockholders’ Equity	28,944	14,459

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2010 and 2009
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Sales	$10,619	$6,950	$29,428	$18,119

Cost of Sales	3,677	2,506	10,312	6,425

Gross Profit	6,942	4,444	19,116	11,694

Operating Expenses
Payroll, taxes and benefits	2,569	1,518	7,357	3,857
Advertising	1,336	616	3,255	1,373
Bad debts	1,020	373	2,603	1,861
Depreciation and amortization	179	80	449	214
General and administrative	896	785	2,991	2,445
Total Operating Expenses	6,000	3,372	16,655	9,750

Income from Operations	942	1,072	2,461	1,944

Other Income (Expense)
Interest Expense	(150)	(267)	(621)	(812)
Loss on disposal of assets	—	—	(2)	—
Interest Income	8	3	16	17
Total Other Income (Expense)	(142)	(264)	(607)	(795)

Income before Income Taxes	800	808	1,854	1,149

Provision for (benefit from) Income Taxes	2	14	(54)	14

Net Income	$798	$794	$1,908	$1,135

Basic earnings per share:
Weighted average shares outstanding	41,569	32,133	36,438	32,068
Earnings per share	$0.02	$0.02	$0.05	$0.04

Diluted earnings per share:
Weighted average shares outstanding	54,783	37,334	51,764	35,990
Earnings per share	$0.02	$0.02	$0.04	$0.03

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the nine months ended June 30, 2010 and 2009
(Unaudited)
(in thousands)

	2010	2009
Cash flow from operating activities:

Net Income	$1,908	$1,135

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,670	1,458
Equity based compensation	303	365
Provision for doubtful accounts and sales returns	2,759	1,861
Non-cash interest related to convertible notes payable	402	565
Deferred income taxes	(21)	—
Amortization of non-cash debt issuance costs	23	29
Loss on disposal of assets	2	—
Changes in operating assets and liabilities:
Accounts receivable	(5,420)	(2,950)
Deferred advertising	(7,988)	(2,907)
Inventory	(1,135)	(449)
Other assets	(320)	294
Accounts payable	3,516	1,220
Accrued expenses	(51)	112
Deferred rent	(3)	(34)
Net Cash Flow (Used in) Operating Activities	(2,355)	699

Cash flow from investing activities:
Purchase of property and equipment	(1,324)	(369)
Proceeds from the sale of assets	5	—
Purchase of patented technology	(207)	—
Purchase of certificates of deposit	(559)	—
Net Cash Flow Used in Investing Activities	(2,085)	(369)

Cash flow from financing activities:
Proceeds from the sale of common stock	7,000	—
Costs associated with the sale of common stock	(407)	—
Proceeds from issuance of convertible notes	—	2,500
Costs associated with issuance of convertible notes	—	(326)
Proceeds from the exercise of warrants	1,556	—
Proceeds from employee stock purchase plan	102	—
Purchase of treasury stock	(9)	(41)
Payments of debt and capital lease obligations	(711)	(148)
Net Cash Flow Provided by Financing Activities	7,531	1,985

Net increase in cash	3,091	2,315

Cash at beginning of period	3,798	1,173

Cash at end of period	$6,889	$3,488

Supplemental disclosure of cash flow information:
Cash paid for interest	$323	$290
Cash paid for income taxes	$20	$21

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$—	$91
Common stock issued for interest expense	$45	$105
Common stock issued for conversion of debt	$4,102	$85

Contact:
Wall Street Resources, Inc.
Individual Investor Relations Contact
Gerald Kieft
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Littlebanc Advisors, LLC
Institutional Investor Contact
Lyn Davis
561-948-3005
ld@littlebanc.com
www.littlebanc.com